SUPPLY AND LICENSING AGREEMENT

     This Supply And Licensing Agreement (the “Agreement”) is entered into as of February 19, 2007 (the “Effective Date”), by and between Coca Cola Enterprises Inc., a Delaware corporation, having a principal place of business at 2500 Windy Ridge Parkway, Atlanta, GA 30339 and its U.S. subsidiaries (collectively “CCE”), and USA Technologies, Inc., a Pennsylvania corporation, with a principal place of business at 100 Deerfield Lane, Malvern, PA 19355 (“USAT”).

RECITALS

     WHEREAS, CCE is in the business of owning and operating beverage vending machines, and USAT is in the business of facilitating intelligent vending solutions through the research, development, design, manufacture, marketing and sale of hardware, software and firmware and the research, development, design, manufacture, marketing and hosting of vending solution application software; and

     WHEREAS, CCE and USAT have entered into a USALive Services Agreement on June 8, 2006 that relates to services to be provided to CCE by USAT where the intelligent vending hardware offered by USAT has not been utilized by CCE in a beverage vending machine; and

     WHEREAS, CCE now wishes to purchase intelligent vending hardware from USAT for use in its beverage vending machines, and engage USAT to provide certain modifications to its firmware and software to facilitate interoperability with other service providers and USAT is willing to provide such hardware and modifications;

     NOW THEREFORE, in consideration of the above, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Purchase of G6e-Port

     1.1 During the term of this Agreement, USAT will provide CCE with USAT’s G6e-Port hardware including SIM cards and embedded software (“Products”) all in accordance with the terms and conditions contained in this Agreement. All such purchases shall be evidenced by a purchase order or other statement of work to be signed by each of CCE and USAT. A description of the Product is set forth in Exhibit A hereto.

     1.2 CCE will purchase its requirements of the Products from USAT in accordance with the terms of the Agreement so long as USAT timely meets CCE’s delivery schedule requirements and the Products comply with all applicable warranties set forth in this Agreement.

2. Software/Firmware License

     2.1 Solely in connection with the purchase of the Products pursuant to Section 6.1 and the MasterCard PayPass Participation Agreement attached hereto as Exhibit E, which calls for the purchase of up to 7500 units, USAT grants for such units to CCE a license to use the embedded software (“Product Firmware”) in the Products. Additionally, from time to time, and at a price to be agreed upon, USAT agrees to modify, adapt and translate the Product Firmware at the request of CCE for the use of the Products in CCE’s vending business.

3. SIM Cards

     3.1 Each of the Products will be supplied with a Subscriber Identity Module (“SIM”) Card required to establish wireless communications with a wireless service provider. Each SIM Card shall be the property of USAT and USAT shall be responsible for payment to the wireless carrier of all wireless service and other charges associated with such SIM Cards.

     3.2 Upon CCE’s request, USAT will cooperate with the wireless service provider to transfer ownership and the attendant responsibility for payment from USAT to CCE. All costs imposed by the wireless carrier for services and expenses related to and arising from such a transfer are to be paid by and are the sole responsibility of CCE.

4. Communication Protocol Modifications

     4.1 As configured on the Effective Date, the Products shall be capable of communicating vending machine events and transactions to USAT’s USALive Network gateway, utilizing USAT’s data communication protocols.

     4.2 USAT will provide CCE the capability to redirect the 7500 units funded in part by MasterCard in order to allow the Products to communicate vending machine event data and transaction data to a gateway operated by CCE or a third party provider of data services that is capable of receiving such communicated data. Such redirection capability must be capable of implementation by instructions provided to the Products over the wireless service provider’s network and will not require physical access or proximity to the Products.

     4.3 Upon CCE’s request, USAT will modify the data communication protocols utilized for communication between the Products and the USALive Network to conform to at least one alternative protocol of CCE’s choosing so long as such protocol is compatible with the Products and at a price and terms agreed to by the parties in writing prior to USAT undertaking such modification. Any such alternative protocol shall be provided by CCE and described on a subsequently prepared Exhibit B in sufficient detail’ approved by USAT, and attached to this Agreement.

     4.4 All right, title and interest to intellectual property, including, but not limited to inventions (whether or not patentable or subject to a patent application or patent), works of authorship (whether or not copyrightable or subject to a copyright registration application or copyright registration) trade secrets or trademarks/service marks (collectively “Intellectual Property”), related to the Products, including adaptations, modifications and/or designs to the Products for the purpose of operating under the alternative protocols identified in Section 4 shall be the sole property of USAT. As a result of modifying data communication protocols and implementing CCE’s alternative protocol(s), USAT will acquire no rights that interfere with, restrict or impede CCE’s rights, or the rights of any constituent of The Coca-Cola Bottling System, to use such alternative protocols for communications with vending machines.

5. Settlement Development

     5.1 During the term of this Agreement, USAT will use reasonable efforts in attempting to meet a specific request by CCE for software development services to provide an interface for inventory data and CCE’s settlement system. Such software development services shall be at no expense to CCE and specifications will be agreed to by the parties in writing prior to USAT undertaking software development services. The scope of this software to be developed is generally described in Exhibit C attached hereto and entitled Statement of Settlement Engine Development Services.

     5.2 USAT shall own all right, title and interest in Intellectual Property software that USAT develops relating to the Settlement Engine pursuant to this Section 5. USAT shall grant CCE a paid up, royalty free license to use any software that USAT develops relating to the Settlement Engine, so long as CCE is current on payments due USAT under this Agreement. Notwithstanding the above, CCE also has the rights to meet the business requirements of creating an interface for inventory data and the CCE settlement system in other manners if so desired. Therefore CCE is permitted to develop, or have a 3rd party develop, and use an alternative interface for inventory data and the Settlement Engine without encumbrance or interference from USAT’s rights.

6. Prices, Payment, and Taxes

     6.1 The price which CCE will pay for each Product is $433.00 plus applicable taxes. USAT hereby warrants and represents that it has the capacity to calculate, collect and remit all appropriate taxes and that it will be responsible for calculating, collecting and remitting such taxes from CCE for each Product purchased. USAT shall have the right to increase the price for each Product by reasonable prior notice to CCE. Notwithstanding the foregoing, the per Product price for the up to 7,500 units of Product being purchased by CCE from USAT in connection with the MasterCard initiative described in Section 6.7 shall be $100, subject to CCE’s full performance under that certain MasterCard PayPass Participation Agreement attached hereto in

Exhibit E and made part hereof. USAT shall invoice CCE for $433.00 plus applicable taxes and, upon payment of that invoice by CCE to USAT, USAT shall, at the same time, issue an instant rebate to CCE for seventy-seven percent (77%) of the total applicable sales tax owed for the Product (“Instant Rebate”). For example, in a state where the applicable sales tax rate is seven percent (7%), CCE’s total invoice would be $433.00 plus $30.31 = $463.31. The Instant Rebate issued by USAT would be $356.31 ($333.00 plus 7% sales tax). Thus CCE’s total cost would be $107.00 ($100 plus 7% sales tax).

     6.2 USAT hereby undertakes to use reasonable efforts to deliver the Product to such destinations as may be designated by CCE and agreed to by USAT, all at the cost of CCE. The goods sold pursuant to this Agreement are sold F.O.B. and C.I.F. the place of manufacture or Malvern, Pennsylvania as designated by USAT. The risk of loss, damage, or destruction of the goods for any reason shall be borne by USAT until the Product has been duly delivered to CCE provided such loss, damage, or destruction is not attributable solely to CCE’s own negligence. The delivery dates specified in the purchase orders or statement of work signed by USAT and CCE are intended as firm delivery dates that must be met.

     6.3 CCE shall have thirty (30) business days following the day on which it receives a shipment of Product to reject any portion of the shipment which fails to conform to the specifications by giving written notice to USAT specifying in reasonable detail the alleged nonconformity with the specifications or other defect in the Product. Upon receipt of such notification of nonconformance or defect and appropriate samples of alleged nonconforming Product, USAT will have up to fifteen (15) business days from receipt to inspect the affected Product and perform any additional testing it considers appropriate. In all cases in which the Parties agree that there is a nonconformance or defect that was caused by USAT, USAT, at no additional cost to CCE, shall promptly replace any nonconforming Product, to be shipped to CCE at no additional cost to CCE.

6.4 Taxes.

     6.4.1 CCE shall be responsible for all transfer, sales, use, value-added taxes, duties, levies, tariffs or similar charges of any kind imposed by any federal, state, local, or other governmental authority associated with the per Product price for goods or services purchased by CCE by USAT under this Agreement (“Taxes”) to be billed and collected by USAT as set forth in Section 6.1 above.

     6.4.2 In connection with any goods or services provided to CCE by USAT under this Agreement, USAT shall be responsible for (1) remittance of the Taxes for which CCE shall be responsible where required by operation of law [i.e., where CCE is not allowed by the taxing jurisdiction to self-assess and directly remit such taxes], and the filing of any related tax returns; and (2) all other taxes, assessments, charges, duties, fees, levies or other governmental charges, including federal, state, city, county, parish, foreign or other income, franchise, capital stock, real property, personal property, escheatment or unclaimed property, intangible, withholding, FICA (or similar), unemployment compensation, disability, environmental (including taxes under section 59A of the Internal Revenue Code of 1986, as amended), fuel, excise, gross receipts, alternative or add-on-minimum, estimated and all other taxes of any kind for which USAT may have any liability imposed by any governmental authority (including interest, penalties or additions associated therewith) whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group; provided, however, that the foregoing shall not relieve or discharge CCE for any primary liability for any of the foregoing items, and CCE shall pay and, or discharge any such primary liability

     6.4.3 Each of the parties will use its reasonable, good faith efforts legally to minimize any taxes associated with the transactions contemplated in this Agreement. The party requesting that such efforts be made by the other party shall be responsible for all reasonable costs associated with such request.

     6.5 USAT shall be entitled to invoice CCE for Products upon delivery to CCE. All amounts due under this Agreement will be payable within forty-five (45) days of the invoice. Ownership of the Products shall vest in CCE upon payment of the applicable invoice.

     6.6 In connection with the CCE beverage vending machines utilizing the Product, USAT and CCE shall enter into a USALive Services Agreement in the form of Exhibit D hereto.

7. Term and Termination

     7.1 The initial term of this Agreement shall commence upon the Effective Date and shall end at 12:00 midnight on the third annual anniversary of the Effective Date. This Agreement will automatically be renewed for successive one-year periods thereafter unless either USAT or CCE shall have delivered to the other written notice of its intention not to renew this Agreement. A notice of non-renewal must be given at least six months prior to the date on which the term hereof otherwise would be renewed. If in the event of termination CCE requests transfer of ownership of SIM cards pursuant to Section 3.2, or redirection of the Products to another gateway pursuant to Section 4.2, USAT must continue providing services under this Agreement until it fulfills any such request and redirection.

     7.2 Either party may terminate this Agreement for the other’s material breach by providing a sixty day written notice that describes the breach. The termination will not be effective if the breach is cured within the notice period. If so terminated by USAT for CCE’s breach, CCE will remain obligated to pay USAT all amounts for services rendered and Products delivered under this Agreement. Recovery of these amounts shall constitute USAT’s sole remedy for CCE’s breach of this Agreement. If so terminated by CCE for USAT’s breach, CCE will not be obligated to pay any amounts specified under this agreement which are due after the date of the notice of breach. CCE shall be responsible for returning all Products for which CCE has not paid.

     7.3. This Agreement will automatically terminate upon the bankruptcy or liquidation of either party.

8. Warranties of USAT

     8.1 Power and Authority: USAT warrants to CCE that it has sufficient right and authority to enter into this Agreement, and to grant the rights and assume the rights and obligations set forth herein.

     8.2 Competence: USAT warrants that all professional services provided under this Agreement shall be provided in a competent and professional manner by persons who are trained and qualified with the intelligent vending.

     8.3 Industry Standards: USAT warrants that all professional services provided under this Agreement shall be performed in a workmanlike manner consistent with current industry standards.

     8.4 Third Party Rights: USAT warrants that no service, equipment, Products or reports furnished hereunder will in any way infringe upon or violate any rights of any third person, including, without limitation, rights of patent, trade secret, trademark or copyright.

     8.5 Laws and Regulations: USAT warrants that no service, equipment, Products or reports furnished hereunder will be in violation of applicable laws and regulations.

     8.6 Products: USAT shall for a period of three (3) years following the installation of the Product, repair and maintain the Product at no cost to CCE on an exchange basis, other than shipping. In connection with such limited warranty, USAT's entire liability and CCE's entire and exclusive remedy shall be limited to repairing and/or replacing the Product. USAT's limited warranty shall not apply if the Product has been damaged by improper or unreasonable use, negligence, accident or any other causes unrelated to defective materials and workmanship.

THE FOREGOING LIMITED WARRANTY OF USAT IS IN LIEU OF ALL OTHER WARRANTIES OF USAT, EXPRESSED OR IMPLIED, ORAL OR WRITTEN, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WHICH ARE EXPRESSLY DISCLAIMED. NO WARRANTIES, EXPRESS OR IMPLIED, WILL APPLY AFTER THE THREE-YEAR PERIOD REFERRED TO ABOVE.

EXCEPT AS PROVIDED IN THE FOREGOING LIMITED WARRANTY OR AS MAY BE OCCASIONED BY USAT’S INTENTIONAL CONDUCT, IN NO EVENT SHALL USAT BE LIABLE TO ANY PERSON OR ENTITY WHATSOEVER FOR INDIRECT DAMAGES OR LOSSES (IN CONTRACT OR TORT) IN CONNECTION WITH THE PRODUCT, INCLUDING BUT NOT LIMITED TO, DAMAGES FOR LOST PROFITS, LOST SAVINGS, OR INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, EVEN IF CAUSED BY USAT’S NEGLIGENCE AND EVEN IF USAT HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

9. Warranties of CCE

     9.1 CCE warrants to USAT that it has sufficient right and authority to enter into this Agreement and to grant the rights and assume the rights and obligations set forth herein.

     9.2 CCE acknowledges and agrees that the computer programs, computer software, specifications, data, images, designs, codes, configurations, and sounds (“Software”) contained in or utilized by the Product are proprietary and confidential to USAT and protected under United States copyright law. USAT shall retain all right, title and interest in and to the Software and the Product. CCE shall not copy, modify, adopt, translate, merge, reverse engineer, decompile, or disassemble, the Software or the Product, or create any derivative works based on the Software or the Product.

EXCEPT AS MAY BE OCCASIONED BY CCE’S INTENTIONAL CONDUCT, IN NO EVENT SHALL CCE BE LIABLE TO ANY PERSON OR ENTITY WHATSOEVER FOR

INDIRECT DAMAGES OR LOSSES (IN CONTRACT OR TORT) IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, DAMAGES FOR LOST PROFITS, LOST SAVINGS, OR INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, EVEN IF CAUSED BY CCE’S NEGLIGENCE AND EVEN IF CCE HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

10. Remedies

     Except as may be caused by a party’s intentional breach or other wrongful conduct, in no event will either party be liable (a) for any special, incidental, consequential or exemplary damages of any kind, including but not limited to any lost profits and lost savings, however caused, whether for breach or repudiation of contract, tort, breach of warranty, negligence, or otherwise, whether or not the other party was advised of the possibility of such loss or damages; (b) for the cost of procurement of substitute goods; or (c) for third-party claims against the other party for losses or damage.

     In the event of any default or breach of this Agreement by either CCE or USAT, the parties shall have all rights and remedies available under the applicable state or federal law, including all remedies available under the Uniform Commercial Code as adopted in Georgia.

11. General

     11.1 The parties to this Agreement are at all times independent contractors, and nothing in this Agreement will be construed as creating a partnership, employment, agency or other joint venture relationship.

     11.2 USAT acknowledges that all non-public information about CCE’s operations, operational data, sales data, business results, test plans and long-term plans is confidential information of CCE. CCE acknowledges that all non-public information about the USAT Products, USALive network and USAT’s business and plans is confidential information of USAT. In addition, the parties acknowledge and reaffirm the Reciprocal Non-Disclosure Agreement dated October 31, 2005, a copy of which is attached hereto as Exhibit F.

     11.3 Without CCE's prior written approval, and except as required by applicable securities laws, USAT shall not publish or use any advertising, sales promotion or publicity matter relating to services, equipment, materials, products and reports furnished by USAT wherein the names of CCE, its subsidiaries and/or authorized bottlers are mentioned or their identity implied. Notwithstanding that the parties intend to publish a press release shortly after the signing of the agreement relating to the MasterCard initiative, CCE’s prior written consent is required before the publication of such release.

     11.4 This Agreement will be exclusively governed by and construed according to the laws of the State of Georgia of the United States of America, without regard to that body of law controlling conflict of laws. The parties also agree that regardless of any statute or law to the contrary, any claim or cause of action arising out of or related to this Agreement must be brought within one (1) year after such claim or cause of action arose or be forever barred. If either party employs attorneys to enforce any rights arising out of or related to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and costs from the other party.

     11.5 Neither party is liable to the other for any alleged loss or damages resulting from failure to perform (except for payments of money) due to acts of God, natural disasters, acts of civil or military authority, terrorism, government priorities, fire, floods, epidemics, quarantine, energy crises, war or riots. Each party will promptly notify the other party of such event.

     11.6 No waiver will be implied from conduct or failure to enforce rights. The exercise of any right or remedy provided in this Agreement will be without prejudice to the right to exercise any other right or remedy provided by law or equity, except as expressly limited by this Agreement.

     11.7 In the event any provision of this Agreement, or part thereof, is found to be invalid, illegal or unenforceable, that provision or part thereof will be enforced to the maximum extent permitted by law and the remainder of this Agreement will remain in full force.

     11.8 Either party may assign its rights or delegate its duties under this Agreement in connection with any merger, acquisition or other change of control of such party, including but not limited to the purchase of all or substantially all of its assets, provided that such assignee agrees to be bound by the terms and conditions of this Agreement in advance in writing. Except as set forth above, neither party may assign any rights or delegate any duties under this Agreement in whole or in part without the other party’s prior written consent, and any such attempted assignment is void and of no effect.

     11.9 All notices and communications hereunder are required to be sent to the address stated below (or such other address or facsimile number as subsequently notified in writing to the other party). Any notices sent to CCE hereunder should be sent to: Coca-Cola Enterprises Inc., 2500 Windy Ridge Parkway, Atlanta, GA 30339, Attention: Bob Relf. Any notices sent to USAT hereunder should be sent to: USA Technologies, Inc., 100 Deerfield Lane, Malvern, PA 19355, Attention: Stephen P. Herbert.

     11.10 This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

     11.11 Each of USAT and CCE shall at the request of the other party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated herein.

     11.12 This Agreement, including the Exhibits and the June 8, 2006 USALive Services Agreement, represents the complete and exclusive statement of the terms of the agreement between the parties regarding the subject matter hereof and supersede any and all other prior agreements, representations, discussions or understandings, whether written or oral, between them relating to the subject matter hereof. This Agreement may not be modified or supplemented except in writing executed by both parties.

     11.13 Except as provided otherwise herein, any joint development work shall be agreed upon in advance between USAT and CCE. Ownership and licensing arrangements regarding such joint development work shall be agreed upon between the parties on an ongoing basis in advance. Except as otherwise specifically provided in this Agreement or any Exhibit thereto, each of USAT and CCE shall retain full and complete rights to its own technologies and intellectual property.

IN WITNESS WHEREOF, the parties hereto agreeing to be legally bound have executed this Agreement by their duly authorized representatives the signatures of which are set forth below.

Coca-Cola Enterprises Inc.	USA Technologies, Inc.

By: /s/ Terry Marks___________________	By: /s/ Stephen P. Herbert______________
Printed Name: Terry Marks_____________	Printed Name: Stephen P. Herbert________
Title: President / NABV________________	Title: President/COO__________________

Exhibit D

USALive® SERVICES AGREEMENT

Customer Name: Coca-Cola Enterprises Inc.

1. Parties - USA Technologies, Inc. located at 100 Deerfield Lane, Malvern, PA 19355,("USA") hereby agrees to provide to Coca-Cola Enterprises Inc., 3200 Windy Hill Road, Atlanta GA 30339 (“Customer”), network and financial services utilizing USA’s USALive® network, a patented, credit/debit card activated, financial services and communications network solely in connection with the Customer’s vending equipment that is equipped with a credit/debit card system enabled to connect to USA’s USALive® network (collectively referred to as “Equipment”).

2. Credit Card Transaction Processing & Associated Fees - USA shall act as and is hereby appointed the agent on behalf of Customer in connection with the processing of all credit and debit card transactions in connection with the Customer’s equipment. USA shall retain 5 % or $0.05, whichever is greater, of the gross cashless revenues from the Equipment as a Transaction processing fee. The net revenues from the use of the Equipment (gross revenues less refunds, 5% fee or $0.05, whichever is greater, any chargebacks from the credit card processor and/or fraudulent transactions or any fee due to USA hereunder) shall be remitted to Customer by USA. After- eighteen months from the date of this agreement, and each yearly anniversary thereafter, the transaction-processing fee may be increased by no more than the lesser of the current CPI-U index or five percent (5%) with prior written notice by USA to Customer.

3. USALive® Network Services & Associated Fees -The Customer shall pay to USA $9.95 per month, per Equipment unit, for network and financial/accounting services related to vendor transactions and billing & customer support services. After eighteen months from that the date of this agreement, and each yearly anniversary thereafter, such network service fees may be increased by no more than the lesser of the current CPI-U index or five percent (5%), with prior written notice by USA to Customer. The customer agrees these fees will be deducted monthly, in arrears, from the Customer’s credit card transaction remittances.

4. Term –The term of this Agreement shall be for a period of three (3) years, starting from the date of this agreement. The Customer may at its sole option renew the agreement for up to three (3) additional one (1) year terms.

5. Card reader Activation Form – Upon the installation of a credit/debit card reader into Customers Equipment, Customer is required to complete a card reader Activation Form (attached hereto as attachment “A” to this USALive® SERVICES AGREEMENT) and remit to USA via e-mail, fax or on-line. Customer bears the risk of any losses resulting from an Activation Form not submitted to USA in a timely manner, defined as 48 hours after installation by Customer.

6. SIM card activation and Fees – USA will charge the customer a one time fee to activate a SIM card required to establish wireless communications, this fee will be $30. The SIM card remains the property of USA and must be returned to USA upon termination of this services agreement for any reason. Should the SIM card not be returned within 30 days of the termination date then the customer will be liable for the replacement of the sim. If CCE requests Cingular to have the ownership of the SIM card transferred from USA to CCE they may elect to do so with no charges to CCE from USA. At the time of this transfer CCE becomes liable for all activity of the SIM card and will have billing for the SIM Card go directly to CCE. At the time of ownership transfer, the monthly fee to CCE from USA will be reduced accordingly from $9.95 per month (described in section 3) to $6.95. The above transfer of SIM is contingent upon CCE attaining approval and necessary assistance of Cingular (at no cost to USA) to affect such transfer.

7 - Availability of Service - Customer acknowledges that USA relies on third party providers in the delivery of its services, including, but not limited to, wireless data network providers. Cellular radio service provided by third parties is available only when within the operating range of cellular systems, and cellular service is subject to transmissions limitations and dropped or interrupted transmissions. Cellular service may be temporarily refused, limited, interrupted, or curtailed due to government regulations or orders, atmospheric and/or topographical conditions and cellular system modifications, repairs and upgrades. Customer agrees that USA shall not be liable for, and to hold USA harmless for any losses, damages, or business interruptions sustained as a result of interruptions caused by its wireless data network providers,.

8. No Consequential Damages — In no event shall USA be liable for any punitive, incidental, or consequential damages or any damages for loss of profits, business interruption, loss of information, or pecuniary loss, even if such party has been advised of the possibility of such damages

9. Indemnification — Customer shall indemnify and hold harmless USA, its officers, directors, agents, and employees from and against any and all claims, demands, causes of action, obligations, liabilities, expenses (including reasonable attorney’s fees), damages, or suits whatsoever, in connection with, arising out of, or relating to, in whole or in part, any act or omission of Customer, including, but not limited to, the operation and management of the Equipment.

10. Termination — Customer may choose to terminate its USA credit card processing and network services on any of Customer’s Equipment at any time by discontinuing the use of the card reader with specified Equipment(s) and providing thirty- (30) days written notice to USA, at which time USA will discontinue providing processing and network services for the specified Equipment(s). USA shall also have the right to terminate this Agreement if, after thirty (30) days notice, Customer fails to cure any breach by the customer of this agreement.

11. Arbitration — Every claim or dispute arising out of or relating to the negotiation, performance or non-performance of this Agreement shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The place of arbitration shall be Atlanta Georgia.

12. Validity — Should any part of this Agreement, for any reason, be declared invalid, then such portion shall be invalid only to the extent of the prohibition without invalidating or affecting the remaining provisions of the Agreement. This agreement shall be constructed in accordance with the laws of the State of Georgia exclusive of any conflicts of law principles.

Customer: Coca-Cola Enterprises	Service Provider: USA Technologies, Inc.
Signature: /s/ Bob Means	Signature:/s/ Stephen P. Herbert

Address: 2500 Windy Ridge Pkwy City, State & Zip:Atlanta, GA 30339 Phone: 770-989-3000 Fax:__________ Date: 06/08/06	Title: President/COO Date: 6/2/06 100 Deerfield Lane, Suite 140, Malvern, PA 19355 Phone 800-633-0340

Confidential

Exhibit E

MasterCard PayPass Participation Agreement

This Agreement is dated as of ~~February 19, 2007~~ MAY 15, 2007 (the "Effective Date") between MasterCard International Incorporated ("MasterCard"), Coca Cola Enterprises Inc. and its U.S. Bottling subsidiaries (collectively, "Merchant") and USA Technologies, Inc. ("USAT") and governs Merchant's participation in the MasterCard PayPass Program (the "Program").

1. **The Program generally.** MasterCard has developed the capability to embed radio-frequency chips (each, a "PayPass Chip") into MasterCard-branded payment cards (each, a "PayPass Card"). The PayPass Chip will allow holders of a PayPass Card to transmit payment account information to PayPass Card account readers (each, a "PayPass Reader") by touching or placing in proximity the PayPass Card to the PayPass Reader, thereby effecting an authorization request and/or otherwise initiating a MasterCard transaction ("PayPass Transaction"). MasterCard desires Merchant to participate in the Program as described in this Agreement utilizing certain vending machines owned and operated by Merchant (the "Vendors") located in the markets listed on Exhibit 1 to this Agreement, and Merchant desires to participate in the Program with respect to certain of its Vendors at its Merchant Locations as defined below.

2. **Timing of the Program.** The process of installing the PayPass Readers will begin no later than the Effective Date, and Merchant will use commercially reasonable efforts to install Approved PayPass Readers (defined below) so that such Readers are ready to accept PayPass Cards in accordance with the following deployment/rollout schedule:

- Merchant will deploy up to 7,500 Approved PayPass Readers (e-Port) in Vendors in the following cities:
  - New York, NY
  - Boston, MA
  - Atlanta, GA
  - Orlando, FL
  - Denver, CO
  - Las Vegas, NV
  - Seattle, WA

(collectively the "Merchant Locations")

- Merchant agrees to use commercially reasonable efforts to begin roll-out of the Approved PayPass Readers upon execution hereof, with a target of completing installation in up to 7500 Vendors by ~~June 30, 2007~~ Aug 31 2007. An Approved PayPass Reader, also referred to as e-Port, is a radio frequency terminal that adheres to ISO 14443, has been approved by MasterCard's terminal type approval process, and is integrated into the POS system or connects via a port connection. For the purposes of this contract a "strip" connection is not considered Type Approved. Additionally, USAT must ensure that a Type Approved Reader must be loaded with the MasterCard PayPass application and be able to pass values in data elements 22 and 61 as described in Section 5.

3. **MasterCard's specific obligations.** In addition to its other obligations under this Agreement, MasterCard shall do the following in connection with the Program:

- *Processor support.* Prior to the beginning of the Program Launch Date (which is ~~June 30, 2007~~ Aug 31 2007 the date by which up to 7500 Approved PayPass Readers are fully deployed and functioning), MasterCard will endeavor to work with Merchant's merchant processor to test the Approved PayPass Readers provided to the Merchant in connection with Program and to test PayPass Transactions.

- *Advertising.* After obtaining Merchant's prior written approval, MasterCard will develop MasterCard advertising and promotional materials promoting the Program, and include in same advertising and promotional materials a call to action encouraging holders of PayPass Cards to use them at Vendors where Approved PayPass Readers are installed in the Merchant Locations as well as other participating merchants' locations.

- *Staff training.* MasterCard will provide Merchant staff training materials.

- *Point-of-purchase materials.* MasterCard will develop and make available to Merchant point-of-purchase materials ("POP Materials") for use

114688-2

with the Vendors at Merchant Locations during the Term (defined in Section 10).

- *Consumer research.* MasterCard will conduct, and share with Merchants the results of, general consumer research relating to the Program.

4. MasterCard's Financial support to USAT. In consideration of Merchant's full and timely performance of its obligations under this Agreement and USAT's compliance with the provisions herein, MasterCard will reimburse USAT for Terminal Support (defined below) related to the acquisition and managed deployment of Approved PayPass Readers. Merchant shall be responsible for the successful installation of Approved Paypass Readers at the Merchant Locations. For the purposes of this Agreement, Terminal Support shall mean the cost of Approved PayPass Readers, software development and Managed Services (as defined below in Section 5(ii)) required to oversee the installation of the hardware in the Vendors, which the parties agree will total US$333.33 for each Approved PayPass Reader successfully installed in a Vendor hereunder, subject to the next sentence. The Terminal Support paid to USAT by MasterCard will not exceed an aggregate amount of US$2,500,000. MasterCard will pay the Terminal Support to USAT as follows:

- $249,750 upon execution of this Agreement (25% of cost of 3000 units at $333/unit to be shipped prior to ~~3/10/2007~~) 6/15/2007 6/15/2007
- $374,625 on ~~Feb 1, 2007~~ (25% of cost of 4500 units at $333/unit to be shipped prior to ~~4/10/2007~~) 7/15/2007
- Balance to be paid net 45 days from any shipment of Approved Paypass Readers from USAT to Merchant.

In the event that at least 7,500 Approved PayPass Readers are not successfully installed in Vendors hereunder by ~~June 30, 2007~~, August 31, 2007 in accordance with the terms of this Agreement, USAT shall refund to MasterCard a pro rata share of the foregoing Terminal Support based on the shortfall (if any) of the number of Approved PayPass Readers that have not been successfully installed multiplied by US$333.33, pursuant to the following formula:

$(7,500 - x)$ US$333.33 = refund to MasterCard

where "x" is the actual number of successfully installed Approved PayPass Readers and assuming that USAT has been paid by MasterCard in full at $333 per Approved PayPass Reader.

- Merchant will provide to MasterCard monthly reporting which outlines the number of Approved PayPass Readers installed in each Vendor hereunder. .

5. Merchant's and USAT's specific obligations. (i) Merchant. In addition to its other obligations under this Agreement, Merchant shall do the following in connection with the Program:

Installation of up to 7,500 Approved PayPass Readers. As a material inducement to MasterCard entering into this Agreement, Merchant agrees to use commercially reasonable efforts to install up to 7,500 Approved PayPass Readers (e-Port) by no later than ~~June 30, 2007~~. August 31, 2007

- *Reader installation.* From thirty (30) days prior to the Program Launch Date, (which is defined as ~~June 30, 2007~~ August 31, 2007, and is the date that up to 7500 vending machines are fully deployed and functioning) and throughout the Term (as defined in Section 10), Merchant shall install Approved PayPass Readers hereunder with assistance from USAT. Such readers shall remain installed for a minimum of two (2) years from the Effective Date. Merchant shall test and provide adapters to connect Approved PayPass Readers to such payment card acceptance devices as defined in Exhibit 1.
- *Compliance.* Merchant shall use commercially reasonable efforts to ensure that the number of Approved PayPass Readers on its Vendors remains at least at or in excess of the number of Approved PayPass Readers installed as of the Program Launch Date. If, for example, Merchant loses an account and a number of Approved PayPass Readers are no longer available, Merchant will use commercially reasonable efforts, with USAT's assistance, to install additional Approved PayPass Readers in new Vendors to replace those Approved PayPass Readers that are no longer part of the Program.
- *Acceptance Decals.* Merchant shall display PayPass Acceptance decals. (i.e. vending machine decals) on the relevant Vendors, subject to any approvals required from Merchant's licensor(s) (e.g., The Coca-Cola Company)

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which consent such licensors may withhold at their sole discretion. The acceptance decals are required in this Program to ensure that cardholders are aware of the products that are accepted.

- *POP Materials.* Merchant shall ensure that all POP Materials provided by MasterCard which are acceptable to Merchant, in its reasonable judgment, shall be displayed on the relevant Vendors in accordance with reasonable instructions provided by MasterCard. Merchant shall not alter any POP Materials without the written consent of MasterCard International, which consent shall not be withheld unreasonably.

- *Prominence.* Merchant agrees that MasterCard's PayPass logo will be prominently displayed on Approved PayPass Readers and brand logos shall be placed in alphabetical order: Expresspay, PayPass, Visa (Visa and American Express are examples of and hereinafter referred to as "Competing Brands"). No Competing Brand mark may be larger than the PayPass brand mark.

- *Staff training.* Merchant, with the assistance of USAT, shall train all of its applicable personnel in the use of the Approved PayPass Readers installed in Vendors in accordance with materials approved by MasterCard.

- *Marketing/Promotion.* Merchant agrees to provide promotional offers of Merchant's choosing to MasterCard member financial institutions, to be used as statement inserts, to build awareness with MasterCard PayPass cardholders of the Vendors that accept PayPass cards and devices. Merchant has sole discretion as to the value of the promotional offer(s), and is responsible for the printing costs of generic offers and the redemption of all offers (generic or customized). MasterCard member financial institutions will include these offers in their cardholder statements at their discretion and may request creative input, and will seek approval of any customized offer from both MasterCard and Merchant. Merchant agrees not to enagage in any marketing programs promoting Competing Brands as they relate to the Vendors deployed under this Program through the Term of the Agreement.

- *Program results.* Merchant shall provide to MasterCard the reports listed in Schedule A with the frequency listed in Schedule A. Merchant agrees that such reports shall become the property of MasterCard, subject to the confidentiality obligations set forth in Section 6, below.

- *Active support.* Merchant shall actively support MasterCard in its execution of the Program and shall provide MasterCard in good faith with such reasonable non-financial consultative advice as MasterCard may reasonably request to ensure the successful execution of the Program.

- *Data Element 22 and 61.* Merchant must support implementation of data element 22 and 61 (collectively the "Data Elements") by: (i) ensuring that such Data Elements are in its POS software for all MasterCard PayPass cards that are accepted at the relevant Vendors; and (ii) causing its MasterCard transaction processor to submit such data elements on Pay Pass Card transactions submitted to MasterCard at least one month prior to the Program Launch Date for the Vendors. The Data Elements are required by MasterCard to ensure that banks know the cards being used are PayPass cards.

- *PayPass Web Site.* Merchant shall allow MasterCard to list Merchant's PayPass accepting locations on MasterCard's PayPass Merchant locator web site.

(ii) **USAT.** In addition to its other obligations under this Agreement, USAT shall specifically provide the following services (the "Managed Services") in connection with the Program:

  - USAT shall ensure that Approved PayPass Readers are delivered on a timely basis to the appropriate Merchant sales center in order to facilitate timely installation;
  - USAT shall ensure that delivery schedules for such Approved PayPass Readers are documented and executed;
  - USAT shall ensure that Merchant's designated services technicians are

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properly trained to install such Approved PayPass Readers;

- USAT shall oversee the deployment of such Approved PayPass Readers and that such deployment meets the targeted delivery dates; and
- USAT shall provide MasterCard with overall deployment reports with respect to each respective Merchant sales center.

- **5. Press release.** Merchant agrees to issue a press release announcing its ability to accept MasterCard PayPass upon announcement by the Federal Reserve of the modification of Reg E to allow for debit card transactions of a certain dollar amount without a printed receipt at point of sale. Any press release or communication related to this Agreement, the Program or to the other party must be reviewed and approved by Merchant and MasterCard prior to release to the public or any third parties. Merchant and MasterCard agree that such release shall be at a time to be mutually agreed by the parties.

6. Confidentiality obligations. Merchant and USAT acknowledge that in the course of the Program MasterCard will disclose to Merchant and/or USAT certain information relating to the Program that MasterCard deems to be proprietary. Any such information is referred to as "Confidential Information" in this Agreement; *provided that* Confidential Information shall not include information that (i) at the time of disclosure was, or becomes, part of the public domain (through a source other than the Merchant or USAT); (ii) is lawfully obtained from a third party that was not under, and did not impose, an obligation of confidentiality with respect to such information; (iii) is independently developed by the Merchant without use of, or reference to, Confidential Information; and (iv) was known by Merchant or USAT prior to disclosure by MasterCard. During the Term (defined below) and for a period of two (2) years thereafter, Merchant and USAT will (a) use Confidential Information only in connection with its participation in the Program; (b) not copy any Confidential Information except as expressly permitted by MasterCard; (c) not disclose Confidential Information to any third party except as expressly permitted in writing by MasterCard; (d) limit dissemination of Confidential Information to its officers and employees that have a "need to know"; and (e) not remove or obscure proprietary rights notices that appear on Confidential Information and copies thereof. Merchant and USAT shall return all Confidential Information to MasterCard ten (10) days following the earliest to occur of the end of the Term or MasterCard's demand. Merchant and USAT shall not be deemed to have violated this Agreement if it discloses Confidential Information in response to a *bona fide* subpoena or other lawful process issued by a court or agency of competent jurisdiction, provided Merchant and/or USAT, as applicable, shall have given MasterCard at least ten (10) days' written notice of its intention to make such disclosure. Merchant and USAT shall safeguard the confidentiality of the Confidential Information using the same standard it employs to safeguard its own confidential information of like kind, but in no event less than a commercially reasonable standard of care. The parties acknowledge that any breach of this Section 6 shall cause immediate and irreparable harm to MasterCard for which compensation by money damages will be insufficient redress; accordingly, the parties agree that upon any breach of this Section 6 by Merchant or USAT, MasterCard shall be entitled to seek injunctive and other equitable relief in connection with same. The provisions of this Section 6 shall survive the termination of this Agreement.

7. Indemnification. Each party, individually and as to itself only, agrees to indemnify and hold the others (and the others' members, affiliates, officers, agents, subcontractors, and employees) harmless from and against any and all liabilities, including attorneys' fees, arising out of any third party claims arising out of the indemnifying party's failure to observe its obligations under this Agreement, or, in the case of Merchant or USAT, arising out of Merchant's or USAT's respective negligence.

8. Limitation of Liability. Except for a breach of the confidentiality obligations under Section 6, neither party shall be liable to the other party or its officers, directors, employees, agents, and affiliates for any indirect, special, punitive, exemplary, incidental or consequential damages. The foregoing

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limitation of liability shall apply to any claim or cause of action under law or equity whatsoever, including contract, warranty, strict liability, or negligence, but excluding any breach of the confidentiality obligations under Section 6, even if a party has been notified of the possibility of such damages or claim. Except for liabilities arising out of either party's breach of Section 6, or a party's willful misconduct, neither party shall be liable to the other for an amount in excess of the total amounts paid by MasterCard to Merchant and/or USAT under this Agreement.

9. Miscellaneous expenses. Each party agrees that it will bear its respective expenses incurred in connection with its participation in the Program.

10. Term and termination. Unless terminated sooner as provided below, the term of this Agreement shall commence on the Effective Date and shall end **48** months after the Launch Date (the "Term"). Launch Date shall mean the first date at which all of the Merchant's Locations are able to process MasterCard PayPass transactions. **Merchant, from time to time during the term of the agreement, may move the PayPass readers to other locations deemed more suitable for usage.** Upon expiration of the Term, Merchant shall have a continuing obligation to accept PayPass (or equivalent MasterCard solution) as provided hereunder as long as Merchant accepts any form or type of contactless radio frequency payment device.

11. Miscellaneous. This Agreement may not be assigned by Merchant, by operation of law or otherwise, without the prior written consent of MasterCard. This Agreement is binding on the parties' successor and assigns. This Agreement shall be construed in accordance with the substantive laws of the New York. The failure of either party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provision. This Agreement constitutes the entire agreement of the parties with respect to the Program and may not be amended except by a writing signed by all parties.

EXECUTED as of the Effective Date.

MasterCard:
MASTERCARD INTERNATIONAL INCORPORATED

By: [signature]
Print name: Gareth Forsey
Print title: Group Executive 5/15/07

Merchant:
COCA COLA ENTERPRISES INC. AND ITS US BOTTLER SUBSIDIARIES
FULL LEGAL NAME OF MERCHANT

By: [signature]
Print name: Terry Marks
Print title:

USAT
USA TECHNOLOGIES INC.

By: [signature]
Print name: Stephen P. Herbert
Print title: President /COO

MasterCard Law Department
Approved as to Legal Form
Lawyers Initials: MK
Date: 05/15/07

Schedule A

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Report Name	Description/Format	Frequency
Sales by Tender Type	Percent of sales transactions, percent of sales dollars and average transaction size for MasterCard, and other competing RF Cards type, Data by store. Format flexible.	Every 3 months (reflecting monthly data, including the 2 month prior to installation).
Operational Efficiency	Elapsed time to transact by PayPass Card Payment, magnetic stripe payment. Format Flexible. Any operational efficiencies noted by merchant that outlines the improvement or concerns with the use of PayPass product.	Every 6 months (reflecting monthly data for 6 months including the month prior to installation).

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Exhibit 1

Merchant Locations:

Coca-Cola Vending Machines in the following cities:

- **New York, NY**
- **Boston, MA**
- **Atlanta, GA**
- **Orlando, FL**
- **Denver, CO**
- **Las Vegas, NV**
- **Seattle, WA**

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Exhibit F

Coca-Cola Enterprises Inc.

RECIPROCAL NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement for Exchange of Confidential Information ("Agreement") is made this 31st day of October 2005, by and between USA Technologies, Inc. (Your Company), having its principal office at 100 Deerfield Lane, Suite 140, Malvern, PA 19335 a Pennsylvania Corporation, and Coca-Cola Enterprises Inc. (CCE) having its principal office at 2500 Windy Ridge Parkway, Atlanta, GA. 30039-5677 a Delaware Corporation, the parties to the Agreement.

In consideration of the mutual promises and covenants contained herein and the mutual disclosure of confidential information, the parties hereto agree as follows:

1. Only the following Information will be considered "Confidential Information":
   1.1. tangible Information that the disclosing party marks as confidential;
   1.2. intangible Information that the disclosing party confirms in writing as being confidential within thirty (30) days of such intangible disclosure; and
   1.3. the fact that this and other agreements exist or may exist.

2. Each party receiving Confidential Information will:
   2.1. restrict the disclosure of Confidential Information only to its employees who have a need to know
   2.2. safeguard the Confidential Information from disclosure to any third party using the same precautions that it uses to safeguard its own confidential information, but in no event will such precautions be less than reasonable;
   2.3. return all tangible Information (including any copies thereof), and erase all electronic or other intangible forms of the Information, within thirty (30) days of the receipt of a written request from the disclosing party to do so; provided, however, that the receiving party may retain one archival copy as a record of its obligations hereunder

3. The obligations in section 2 will not apply to Confidential Information that:
   3.1. is, or subsequently becomes, available to the public through no breach of the receiving party's obligations hereunder;
   3.2. the receiving party can show was previously known to it as a matter of record at the time of receipt;
   3.3. is subsequently and lawfully obtained from a third party who has obtained the Confidential Information through no breach of the receiving party's obligations hereunder;
   3.4. is subsequently developed by the receiving party independently of any disclosure from the disclosing party hereunder; or
   3.5. is disclosed to a third party by the disclosing party, or by a parent, subsidiary or affiliate of the disclosing party, without a corresponding obligation of confidence.

4. Additionally, a receiving party will not be in breach of its obligations in section 2 if it discloses Confidential Information as required by a government agency or by operation of law; provided, however, that the receiving party:
   4.1. notifies the disclosing party's legal counsel prior to disclosure to enable the disclosing party to seek to oppose or restrict the disclosure;
   4.2. cooperates with any attempt by the disclosing party to oppose or restrict the disclosure;
   4.3. cooperates with any attempt by the disclosing party to obtain any protective order reasonably requested by the disclosing party; and
   4.4. only discloses such Confidential Information that is required to be disclosed.

5. Your Company agrees not to publish or use any advertising, sales promotion, mailing or publicity matter that mentions, or implies, the names of CCE or its subsidiaries, parents, affiliates and/or authorized bottlers without the prior written consent of CCE.

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6. This agreement is not a grant of any right or license under any intellectual property rights (patents, trademarks, copyrights and trade secrets) of either party. The parties agree that unless another written agreement is signed by both parties, the parties have no obligation to enter into any transaction with each other.

7. Neither party will be obligated to:
   7.1. pay, or otherwise provide a benefit to, the other party;
   7.2. take, or refrain from taking, any action, except as expressly set forth herein; or
   7.3. disclose any Information.

8. Each disclosing party represents that it has the lawful right to disclose any Information that it discloses to the receiving party. Each party makes no further representations of any kind with respect to any Information that it discloses and any such Information is provided "as is."

9. This agreement will be interpreted under the laws of Georgia, without giving effect to its conflicts, or choice of, laws.

10. This agreement represents the entire agreement of the parties, and supersedes all prior communications, agreements and understandings between the parties, relating to the subject matter hereof. This agreement may not be modified, amended or waived except by a written agreement signed by the representatives of the parties signing below.

11. Both parties understand that any Information may be subject to export control laws and regulations of the United States of America. Neither party hereto will knowingly export, directly or indirectly, any United States of America source Information to any country for which the United States of America requires an export license without first obtaining such a license.

12. This agreement will be effective as of the date above and will terminate two (2) years thereafter. Sections 5, 6, 7, 8, 9, 10, 11, and 12 will survive the termination of this agreement indefinitely.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date first written above, in duplicate, each of which shall be considered an original.

Your Company	**Coca-Cola Enterprises Inc.**
Signature: [signature]	Signature: Thos H. [signature]
Name: Stephen P. Herbert	Name:
Title: President and COO	Title:
Date: October 31, 2005	Date: Nov 14, 2005

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ORIGINAL DOCUMENT